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                                                                     EXHIBIT 4.1

                           CERTIFICATE OF DESIGNATION

                                       OF

                                   UNICO INC.

                 Certificate Pursuant to Section 53-11-16 of the
               Business Corporation Act of the State of New Mexico


               We, being, respectively, the President and Secretary of UNICO INC., a corporation organized and existing under the Business Corporation Act of the State of New Mexico (the "Corporation") DO HEREBY CERTIFY:

               That, pursuant to authority expressly vested in the Board of Directors of said Corporation by the provisions of its Articles of Incorporation, said Board of Directors duly adopted the following resolution on July 1, 1998:

               RESOLVED, that the Board of Directors, pursuant to authority expressly vested in it by the provisions of the Articles .of Incorporation of the Corporation, hereby authorizes the issue from time to time of a series of Preferred Stock, $400 par value, of the Corporation and hereby fixes the designation, preferences and relative, participating, optional or other rights. and the qualifications, limitations or restrictions thereof, as follows:

               Section 1. Designation. The series of Preferred Stock shall be designated and known as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The number of shares constituting such series shall be 5,476.

               Section 2. Dividend Rights. Dividends shall be paid on the series A Preferred Stock, when and as declared by the Board of Directors in a noncumulative amount not exceeding 6% of the par value thereof per annum on December 31st of each year until conversion of the Series A Preferred Stock. No dividends or other distributions shall be paid or set apart for payment on any shares of Common Stock unless and until all declared and unpaid dividends on the Series A Preferred Stock shall have been paid or set apart for payment.

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               Section 3. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of each share of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other series of Preferred Stock of the Corporation by reason of their ownership thereof, an amount equal to Four Hundred Dollars ($400) per share.

              All of the preferential amounts to be paid to the holders of the Series A Preferred Stock under this Section 3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock or any other series of Preferred Stock in connection with such liquidation, dissolution, or winding up. After the payment or the setting apart of payment to the holders of the Series A Preferred Stock of the preferential amounts so payable to them, the holders of Common Stock shall be entitled to receive all remaining assets of the corporation.

               If the assets or surplus funds to be distributed to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of their preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive. Nothing herein shall affect the rights of holders of Common Stock granted pursuant to the Novation Agreement dated June 26, 1998.

               Section 4. Conversion. The holders of any shares of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights,,):

                     (a) Right to Convert. Any outstanding shares of Series A Preferred Stock may be converted by the holder thereof into fully paid and nonassessable shares of the Corporation's Common Stock in the manner hereinafter provided.



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               (b) Conversion Ratio. Each share of Series A Preferred Stock shall be convertible into One Thousand (1,000) share of the Corporation's Common Stock (the "Conversion Ratio"); provided, however, in the event of a stock dividend, recapitalization reorganization, merger, consolidation, subdivision, combination or reclassification of shares of the Corporation's Common Stock, or any other change in the corporate structure or shares of the Corporation's Common Stock collectively, a "Corporate Structure Change"), prior to the conversion of the Series A Preferred Stock, the Corporation shall make such adjustment as is necessary to give the holder of the Series A Preferred Stock substantially the same rights as the holder of the Series A Preferred Stock had immediately prior to the occurrence of such event. In the event of any consolidation of the Corporation with, or merger of the Corporation into, another corporation where the Corporation is not the successor entity, or in the case of the sale or conveyance to another corporation of the property of the Corporation, then the holder of the Series A Preferred Stock shall thereafter, upon conversion of the Series A Preferred Stock in accordance with the terms hereof, prior to the record date for such consolidation, merger, sale or conveyance, have the right to purchase and receive the kind and number of shares of stock and other securities or properties receivable upon such consolidation, merger, sale or conveyance, that would have been issued to the holder of the Series A Preferred Stock had the Series A Preferred Stock been converted immediately prior to such event.

               (c) Mechanics of Conversion. The right of the holders of the Series A Preferred Stock to convert their shares shall be exercised by transmitting to the Corporation or its agent, a notice of such conversion together with certificates representing shares of the Series A Preferred Stock to be converted, duly endorsed in blank and accompanied by such proper instruments of transfer as may be requested by the Corporation. The Corporation shall promptly, after receipt of the foregoing together with such other documents and evidence of payments of any taxes on the part of the holder, it may reasonably require, issue to the holder of the Series A Preferred Stock the appropriate number of shares of the Corporation's Common Stock. No Series A Preferred Stock may be converted into Common Stock prior to January 1, 1999.


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                     (i) Base Purchase Price Stock. The Series A Preferred Stock
received pursuant to Section 1.2 of the Stock Purchase Agreement dated as of November 20, 1997 as modified by the Novation Agreement dated June 26, 1998
("the Agreement") is convertible into Common Stock, as follows: From January 1, 1999 through May 31, 1999, an aggregate of 1,825 shares of Series A Preferred Stock is convertible into Common Stock. From June 1, 1999 through August 31, 1999, an aggregate of 3,650 shares of Series A Preferred Stock (including the Series A Preferred Stock converted from January 1, 1999 through May 31, 1999) is convertible into Common Stock and, Subsequent to September 1, 1999, all of the outstanding Series A Preferred Stock, received pursuant to Section 1.2 of the Agreement, is convertible into Common Stock. The Series A Preferred Stock shall be convertible on the basis of the first Series A Preferred Stock received by the Corporation for conversion. Shares received from different shareholders on the same day will be converted on a pro rata basis.

               (d) Termination of Conversion Rights. At any time subsequent to May 31, 1999 that the Common Stock of the corporation shall be trading at a bid price in the public market ,for at least $5.50, subject to adjustment in the event of a Corporate Structure Change, for a consecutive period of 30 business days, the Corporation shall have the right to notify all of the record holders of the Series A preferred Stock that the conversion right of the Series A Preferred Stock shall terminate 60 days after such notice is sent to such record holders. Notice shall be sent to the record holders by certified mail, return receipt requested, at the address of such record holders on the Corporation's records.

               (e) No Impairment. The Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.


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               (f) Certificate as to Adjustments. Upon the occurrence of each adjustment to the Conversion Ratio pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments,
(ii) the Conversion Ratio at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property-which at the time would be received upon the conversion of Series A Preferred Stock.

               (g) Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Series A Preferred Stock at least thirty (30) days prior to the date thereof, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

               (h) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Series A Preferred Stock.

        Section 5. Voting Rights. Except as otherwise required by law the holders of shares of Series A Preferred Stock shall be entitled to notice of all stockholders' meetings and to vote upon any matter submitted to the stockholders for a vote, on the basis of one vote for each share of outstanding Common Stock, and one vote for each share of outstanding Series A Preferred Stock, voting together.

        Section 6. Covenants. So long as any shares of Series A Preferred Stock shall be outstanding (as adjusted for all subdivisions and combinations), the Corporation shall not, without first obtaining the affirmative vote or written consent of not less than fifty-one percent (51%) of such outstanding shares of Series A Preferred Stock:

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               (a) amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation or By-Laws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series A Preferred Stock; or (b) reclassify any Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with such preference or priority of the series A Preferred Stock.

        Section 7. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

        Section 8. Preemptive Rights. Under New Mexico Business Corporation Act
Section 53-11-26, holders of preferred shares are not entitled to any preemptive rights.

        IN WITNESS WHEREOF, This Certificate has been signed by the President of UNICO, Inc., and attested by its Secretary this ______ day of _______________, 1998.

                                          UNICO INC.




                                   By:    ______________________________________
                                          Wing Po Szeto, President

[Seal]


                                          ATTEST:


                                   By:    ______________________________________
                                          Fynna Bernardez, Secretary



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